Exhibit 3.2

STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A DELAWARE

CORPORATION TO A NON-DELAWARE ENTITY PURSUANT TO SECTION 266 OF THE

DELAWARE GENERAL CORPORATION LAW

1. The name of the Delaware corporation is Gaxos.ai Inc.

(If changed, the name under which it’s Certificate of Incorporation was originally filed: The NFT Gaming Company, Inc.

2. The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is March 30, 2022.

3. The jurisdiction to which the corporation shall convert is (list jurisdiction) Nevada and the name under which the entity shall be known is Gaxos.ai Inc.

4. The conversion has been approved in accordance with Section 266 of the Delaware General Corporation Law.

5. The corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, as well as for enforcement of any obligation of such other entity arising from the conversion, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of Title 8, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding.

6. The address to which a copy of the process shall be mailed by the Secretary of State is 101 Eisenhower Parkway, Suite 300 Roseland, NJ 07068.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 25th day of February , A.D.2025.

By:	/s/ Vadim Mats
Authorized Officer

Name:	Vadim Mats
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